Exhibit 99.1

Equity One, Inc. 1600 NE Miami Gardens Drive North Miami Beach, FL 33179	For Additional Information: Arthur L. Gallagher, EVP agallagher@equityone.net

Equity One Announces Initiatives to Reduce Expenses, Streamline Management Structure

NORTH MIAMI BEACH, FL – March 30, 2009 – Equity One, Inc. (NYSE:EQY), an owner, developer and operator of shopping centers, announced today several initiatives to reduce its general and administrative expenses and streamline its management structure.  The steps will result in annual savings of approximately $1.9 million when fully realized.

As part of the streamlining of its management team, the company announced the promotion of Mark Langer to Chief Financial Officer effective April 24, 2009.  Langer currently serves as Equity One’s Chief Administrative Officer and will continue to serve in that capacity in conjunction with his new role. Greg Andrews, Equity One’s current Chief Financial Officer, and Thomas McDonough, its Chief Investment Officer, have agreed to terminate their employment arrangements with the company.  Mr. Andrews will continue to serve in his capacity as Chief Financial Officer during a transition period ending April 24, 2009.  Mr. McDonough’s responsibilities will be assumed by Equity One’s President, Thomas Caputo, following a transition period ending April 30, 2009.

The company expects to take a one-time charge of approximately $3.2 million in the first quarter of 2009, $1.5 million of which represents non-cash expenses relating to the accelerated vesting of stock and options.

“Equity One is taking these important steps to control expenses and realign management in its on-going effort to build value for shareholders,” said CEO Jeff Olson. “I am very excited about Mark’s expanded leadership role at Equity One.  Since joining us, he has spearheaded our efforts to re-invent our company, from our operational reporting to cost containment to our IT infrastructure.  Our marketing, research and human resources departments have also benefitted from his leadership. Given his accounting and finance background, his previous experience as an audit partner at KPMG LLP and his in-depth knowledge of our company, he is the ideal person to lead our accounting and finance team.”

Mr. Olson continued, “I certainly want to express my appreciation to Greg and Tom for their tireless efforts to make our company better and for their many contributions to our success.  Greg assembled an outstanding finance and accounting team and helped us build one of the best balance sheets in our industry.  Tom was the driving force behind the formation of our CalPERS/GRI and DRA joint ventures and has helped us instill the necessary financial rigor and processes to evaluate our investment projects in this market.  I wish them both the best of luck in their endeavors and thank them for their valuable service to our company.”

ABOUT EQUITY ONE, INC.

As of December 31, 2008, Equity One owned or had interests in 160 properties, consisting of 146 shopping centers comprising approximately 16.0 million square feet, four projects in development/redevelopment, six non-retail properties, and four parcels of land.  Additionally, Equity One had joint venture interests in twelve shopping centers and one office building totaling approximately 1.9 million square feet.

FORWARD LOOKING STATEMENTS
Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws.  Although Equity One believes that the expectations reflected in such forward-looking statements is based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions and the demand for retail space in the states in which Equity One owns properties; the continuing financial success of Equity One’s current and prospective tenants; continuing supply constraints in its geographic markets; the availability of properties for acquisition; the success of its efforts to lease up vacant space; the effects of natural and other disasters; the ability of Equity One successfully to integrate the operations and systems of acquired companies and properties; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission